As filed with the Securities and Exchange Commission on March 20, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SILVER WHEATON CORP.
(Exact name of registrant as specified in its charter)
Ontario, Canada	Not Applicable
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Suite 3150, 666 Burrard Street Vancouver, British Columbia V6C 2X8 (604) 684-9648 Attention: Corporate Secretary
(Address and Telephone Number of Registrant’s principal executive offices)

Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 (302) 738-6680
(Name, address and telephone number of agent for service)

Copies to:

Curt Bernardi	Jennifer Traub	Andrew Foley
Silver Wheaton Corp.	Cassels Brock & Blackwell LLP	Paul, Weiss, Rifkind, Wharton &
Suite 3150 - 666	Suite 2200, HSBC Building	Garrison LLP
Burrard Street	885 West Georgia Street	1285 Avenue of the Americas
Vancouver, British Columbia	Vancouver, British Columbia	New York, New York
V6C 2X8 Canada	V6C 3E8, Canada	10019-6064 United States
(604) 639-9498	(604) 691-6100	(212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.	☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule-462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.
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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.
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CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of registration fee
Common Shares	17,869,840 shares	US$25.75	US$460,148,380	US$59,268

(1)
Based on the average of the high and low prices of the common shares of Silver Wheaton Corp. on March 18, 2014 on the New York Stock Exchange, and estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this Registration Statement changes, the provisions of Rule 416 shall apply to this Registration Statement.

PART I

INFORMATION REQUIRED IN PROSPECTUS

SILVER WHEATON CORP.

17,869,840 Common Shares

DIVIDEND REINVESTMENT PLAN

On March 20, 2014, Silver Wheaton Corp. (“Silver Wheaton”, the “Corporation”, “we” or “us”) established a dividend reinvestment plan (the “Plan”) to provide holders of the common shares (“Common Shares”) of the Corporation with a simple and convenient method to purchase additional Common Shares by reinvesting cash dividends (less any applicable withholding tax).

A Plan participant may obtain additional Common Shares by automatically reinvesting all or any portion of the cash dividends paid on Common Shares held by the Plan participant without paying any brokerage commissions, administrative costs or other service charges. Our dividends have historically been paid quarterly in respect of periods ended March 31, June 30, September 30 and December 31 on such dates as are determined by the Corporation’s Board of Directors.

The Common Shares are listed on the Toronto Stock Exchange (the “TSX”) and on the New York Stock Exchange (the “NYSE”) under the symbol “SLW”. On March 19, 2014, the closing price of the Common Shares on the TSX and the NYSE was CDN$28.16 and US$25.05, respectively.

The Plan shares acquired by the Plan agent (the “Agent”) under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (which may be issued with or without a discount to the Average Market Price, as defined below) (the “Treasury Purchase Shares”) or be Common Shares acquired on the open market (the “Market Purchase Shares”) through the facilities of the TSX, the NYSE, or any other stock exchange on which the Common Shares are listed (each, a “Listing Market”), as applicable. The purchase price of Market Purchase Shares will be the average purchase price per Common Share purchased by the Agent, on behalf of the Plan participants, on a Listing Market in respect of any Dividend Payment Date (as defined below). The purchase price of Treasury Purchase Shares purchased by the Agent, on behalf of Plan participants, will be the volume weighted average price of the Common Shares traded on a Listing Market on the five (5) trading days preceding the Dividend Payment Date (the “Average Market Price”), less a discount to the Average Market Price (as determined by the Corporation in its sole discretion, such discount, if any, not to exceed 5%).

We cannot estimate anticipated proceeds from sales of Common Shares pursuant to the Plan, which will depend upon the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan but will incur costs of approximately US$336,574 in connection with this offering.

We urge you to carefully read the “Risk Factors” section beginning on page I-3, where we describe risks associated with the Plan and our business and operations, before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

Our principal executive offices are located at Suite 3150, 666 Burrard Street, Vancouver, British Columbia V6C 2X8, Canada and our telephone number is (604) 684-9648.

The date of this prospectus is March 20, 2014

RISK FACTORS

Before you decide to participate in the Plan and invest in the Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our Annual Information Form and our Management’s Discussion and Analysis, included in our Annual Report on Form 40-F, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of the Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision. You may realize a loss in connection with the purchase of Common Shares. We may amend, suspend or terminate the Plan at any time.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance with the Exchange Act, we also file reports with and furnish other information to the United States Securities and Exchange Commission (the “SEC”).  Under the multi-jurisdictional disclosure system adopted by the United States, these reports and other information (including financial information) may be prepared, in part, in accordance with the disclosure requirements of Canada, which differ from those in the United States.  Any document we file with or furnish to the SEC can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the operation of the Public Reference Room.  Our filings are also available electronically from the SEC’s Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov. You may also want to visit our website at www.silverwheaton.com for further information.

We have filed under the United States Securities Act of 1933, as amended (the “Securities Act”) a registration statement on Form F-3 relating to our Plan. This prospectus forms a part of the registration statement. This prospectus does not contain all of the information included in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. You are encouraged to refer to the registration statement and the exhibits that are incorporated by reference into it for further information about us and the Common Shares. Statements contained in this prospectus describing provisions of the Plan are not necessarily complete, and in each instance reference is made to the copy of the Plan which is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the following documents we filed under the Exchange Act with the SEC:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2012, filed with the SEC on April 2, 2013 (the “Annual Report on Form 40-F”);

2.	A description of the Common Shares filed with our Annual Report on Form 40-F filed with the SEC on April 2, 2013; and

3.
Our Report on Form 6-K for the month of November 2013, including management’s discussion and analysis and financial statements for the quarter ended September 30, 2013, filed with the SEC on November 11, 2013.

In addition, all subsequent annual reports on Form 20-F, Form 40-F or Form 10-K, and all subsequent filings on Form 10-Q or Form 8-K, that we file pursuant to the Exchange Act prior to the termination of this offering, are hereby incorporated by reference into this prospectus. Also, we may incorporate by reference our future reports on Form 6-K subsequent to the date of this prospectus by stating in the Form 6-K that they are being incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in the prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes.

Any person to whom a prospectus is delivered, including any beneficial owner, may obtain without charge, upon written or oral request, a copy of the Plan or of any of the documents incorporated by reference herein, except for the exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests should be directed to: Suite 3150, 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8, Attention: Corporate Secretary, Telephone Number: (604) 684-9648.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation incorporated under and governed by the Business Corporations Act (Ontario) (“OBCA”). Some of our officers and directors, and some of the experts named in this prospectus and the documents incorporated by reference herein, are Canadian residents, and many of our assets or the assets of our officers and directors and experts are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for United States investors to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for United States investors to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our officers and directors and experts under the United States federal securities laws or the securities law of any state of the United States.

We have been advised by our Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

We have appointed Puglisi & Associates, 850 Library Avenue, Suite 204, Newark DE 19711, as our agent in the United States upon which service of process against us may be made in any action based on this prospectus.

FORWARD-LOOKING STATEMENTS

The prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation. Forward-looking statements, which are all statements other than statements of historical fact, include, but are not limited to, statements with respect to the future price of silver and gold, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, reserve determination, reserve conversion rates and any statements as to future dividends. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or

“believes”, or variations of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”.

Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to:

•	fluctuations in the price of silver and gold;

•	the absence of control over mining operations from which Silver Wheaton purchases silver and gold (the “Mining Operations”);

•	differences in the interpretation or application of tax laws and regulations or accounting policies and rules;

•	the introduction of new tax laws and regulations or accounting policies and rules;

•	credit and liquidity risks;

•	hedging risks;

•	competition in the mining industry;

•	risks related to the Corporation’s acquisition strategy;

•	risks related to the market price of the Corporation’s Common Shares;

•	risks related to the Corporation’s holding of long-term investments in other exploration and mining companies;

•	the ability of the Corporation and the Mining Operations to retain key management employees or procure the services of skilled and experienced personnel;

•	risks related to claims and legal proceedings against the Corporation or the Mining Operations;

•	risks related to the adequacy of internal control over financial reporting;

•	risks related to the exploration, development and operation of Mining Operations;

•	risks related to governmental regulations, including environmental regulations;

•	risks related to international operations of the Corporation and the Mining Operations;

•	the ability of the Corporation and the Mining Operations to comply with applicable laws, regulations and permitting requirements;

•	lack of suitable infrastructure to support the Mining Operations;

•	uncertainty in the accuracy of mineral reserves and mineral resources estimates;

•	inability to replace and expand mineral reserves;

•	uncertainties related to title to the mineral properties of the Mining Operations;

•	commodity price fluctuations;

•	the ability of the Corporation and the Mining Operations to obtain adequate financing; and

•	the ability of the Corporation and the Mining Operations to obtain and maintain necessary permits.

Although Silver Wheaton has attempted to identify important factors that could cause actual results, level of activity, performance or achievements to differ materially from those contained in forward-looking statements, there may be other factors that cause results, level of activity, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements included and incorporated by reference in this prospectus are for the purpose of providing investors with information to assist them in understanding the Corporation’s expected financial and operational performance and may not be appropriate for other purposes. Silver Wheaton does not undertake to update any forward-looking statements that are included or incorporated by reference herein, except in accordance with applicable securities laws.

CAUTIONARY LANGUAGE REGARDING RESERVES AND RESOURCES

For further information on Mineral Reserves and Mineral Resources and on Silver Wheaton more generally, readers should refer to Silver Wheaton’s Annual Information Form for the year ended December 31, 2012 and other continuous disclosure documents filed by Silver Wheaton since January 1, 2013, available on SEDAR at www.sedar.com. Silver Wheaton’s Mineral Reserves and Mineral Resources are subject to the qualifications and notes set forth therein. Mineral Resources which are not Mineral Reserves do not have demonstrated economic viability.

Cautionary Note to United States Investors Concerning Estimates of Measured, Indicated and Inferred
Resources

The information contained herein uses the terms “Measured”, “Indicated” and “Inferred” Mineral Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them and expressly prohibits U.S. registered companies from including such terms in their filings with the SEC. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable. United States investors are urged to consider closely the disclosure in Silver Wheaton’s Form 40-F, a copy of which may be obtained from Silver Wheaton or from http://www.sec.gov/edgar.shtml.

SILVER WHEATON CORP.

Silver Wheaton is a streaming company which generates its revenue primarily from the sale of silver and gold. The Corporation is listed on the NYSE (symbol: SLW) and the TSX (symbol: SLW).

To date, the Corporation has entered into 20 long-term purchase agreements and one (1) early deposit long-term agreement associated with silver and/or gold (“precious metal purchase agreements”), relating to 24 different mining assets, whereby Silver Wheaton acquires silver and gold production from the counterparties for a per ounce cash payment which is fixed by contract, generally at or below the prevailing market price. The primary drivers of the Corporations’ financial results are the volume of silver and gold production at the various mines to which the precious metal purchase agreements relate and the price of silver and gold realized by Silver Wheaton upon sale of silver and gold received.

The Corporation is actively pursuing future growth opportunities, primarily by way of entering into long-term precious metal purchase agreements. There is no assurance, however, that any potential transaction will be successfully completed.

See the Corporation’s Annual Report on Form 40-F, which is incorporated by reference herein, for further details regarding the business of the Corporation.

USE OF PROCEEDS

The net proceeds from the sale of the Common Shares will be principally used for general corporate purposes. We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold. The amount of proceeds that we will receive will depend upon the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors.

THE PLAN

The following is a summary of the material attributes of the Plan. The summary does not purport to be complete and is subject to, and qualified in its entirety by, reference to the complete Plan that is filed as an exhibit to the registration statement of which this prospectus forms a part. The 17,869,840 Common Shares offered by this prospectus, if as and when distributed, will be distributed pursuant to the Plan, which is dated as of March 20, 2014. Capitalized terms used in this summary and not defined elsewhere shall have the meaning attributed to them in the Plan.

Purpose of the Plan

The Plan permits holders of the Common Shares to automatically reinvest all or any portion of the cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation, be acquired by the agent appointed to administer the Plan (the “Agent”) from the treasury of the Corporation or in the open market on a stock exchange, or a combination of both and, in each case, in the manner specified in the Plan.

Notice to Non–registered Beneficial Shareholders

Non-registered beneficial shareholders of the Corporation’s Common Shares (i.e. shareholders who hold their Common Shares through a Nominee (defined below)) should consult with that Nominee to determine the procedures for participation in the Plan. The administrative practices of such Nominees may vary and accordingly the various dates by which actions must be taken and documentary requirements set out in the Plan may not be the same as those required by the Nominee. There may be a fee charged by some Nominees to non-registered beneficial shareholders in respect of matters related to the Plan, which will not be covered by the Corporation or the Agent. Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS (as defined below) participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date (defined below) to which that dividend record date relates. Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Plan participants that are non-registered beneficial shareholders may voluntarily terminate their participation in the Plan as of a particular record date for a Dividend Payment Date by notifying their Nominee sufficiently in advance of that record date. Plan participants should contact their Nominee for appropriate procedures. Beginning on the first Dividend Payment Date after such termination is effective, dividends to such non-registered beneficial shareholders will be made in cash. Any expenses associated with the preparation and delivery of a termination notice will be for the account of the Plan participant exercising its right to terminate participation in the Plan.

With respect to Plan participants that are non-registered beneficial shareholders, Common Shares purchased under the Plan from treasury or the open market will be credited by the Agent to CDS and CDS shall in turn, on a pro rata basis based on such Plan participants’ respective entitlement to the dividends used to purchase Common Shares under the Plan, credit such Common Shares to the account of the applicable Nominee through whom such Plan participants hold Common Shares.

The crediting of fractional Common Shares in favor of non-registered beneficial shareholders who participate in the Plan through a Nominee will depend on the policies of that Nominee. A Plan participant that is a non-registered beneficial shareholder will receive, from his, her or its Nominee for tax reporting purposes, confirmations of the number of Common Shares issued to such Plan participant under the Plan in accordance with the Nominee’s usual practice.

Participation in the Plan

Eligibility

All registered and beneficial owners of Common Shares who are resident in Canada or the United States are eligible to participate in the Plan. The Common Shares are registered under the Securities Act and are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such shareholder’s jurisdiction of residence. Cash dividends to be reinvested for shareholders resident outside of Canada will be reduced by the amount of any applicable Canadian withholding taxes, as determined by the Corporation in its sole discretion.

Enrollment — Registered Shareholders

Registered shareholders (other than Clearing and Depository Services, Inc. (“CDS”) or The Depository Trust Company (“DTC”)) may enroll all or any portion of their Common Shares in Plan by completing a duly completed and executed enrollment form in the form provided by the Corporation and the Agent for this purpose (the “Enrollment Form”), and sending it to the Agent at the address noted on the Enrollment Form. Enrollment Forms may be obtained from the Agent at any time by following the instructions on the Corporation’s website at www.silverwheaton.com.

A duly and properly completed Enrollment Form must be received by the Agent not less than five (5) business days before the record date applicable to on any date fixed by the Board of Directors upon which a dividend is paid by the Corporation (such date, the “Dividend Payment Date”).  If the Enrollment Form is received by the Agent from a registered shareholder after that time, the Enrollment Form will not take effect on such Dividend Payment Date and will only take effect on the next occurring Dividend Payment Date. Instructions from CDS must be received by the Agent in accordance with the customary practices of CDS and as agreed by the Agent and the Corporation.

Enrollment — Beneficial Owners of Common Shares

CDS or any other Nominee (as defined below) will provide separate instructions to the Agent regarding the extent of its participation in the Plan on behalf of beneficial owners of Common Shares. DTC has indicated that effective March 31, 2014, it will no longer be participating in dividend reinvestment plans for Canadian issuers. As a result, DTC participants will be required to withdraw their securities from DTC and deposit them with CDS or have them registered in customer name in order to participate in the Plan. A CDS participant must, on behalf of the non-registered beneficial shareholder, advise CDS of such shareholder’s participation in the Plan by no later than a record date for a particular Dividend Payment Date (defined below). CDS will, in turn, notify the Agent no later than 2:00pm (Toronto time) on the business day immediately following the record date of such shareholder’s participation in the Plan.

Beneficial owners of Common Shares registered in the name of an intermediary such as a financial institution, broker, or other nominee who holds Common Shares on behalf of a beneficial owner of Common Shares and who supports dividend reinvestment plans for Canadian issuers, including CDS (a “Nominee”), may not directly enroll in the Plan in respect of those Common Shares, but must instead either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly as a registered shareholder, or (ii) make appropriate arrangements with the Nominee who holds their Common Shares to enroll in the Plan on their behalf.

Where a beneficial owner of Common Shares wishes to enroll in the Plan through a CDS participant in respect of Common Shares registered through CDS, appropriate instructions must be received by CDS from the CDS participant not later than such deadline as may be established by CDS from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that dividend record date relates.

Instructions received by CDS after their internal deadline will not take effect until the next following Dividend Payment Date. CDS participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS must arrange for CDS to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each Dividend Payment Date.

Beneficial owners of Common Shares should contact the Nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the Nominee may impose or be subject to.

In its Enrollment Form or instructions from CDS, as applicable, participants will direct (or be deemed to direct, as applicable) the Corporation to credit the Agent with all cash dividends (less any applicable withholding taxes) payable in respect of Common Shares registered in the name of the participant that are enrolled in the Plan or held under the Plan for its account and will direct (or be deemed to direct, as applicable) the Agent to reinvest such cash dividends on such Common Shares registered in such participant’s name or for such participant’s account in Common Shares, in accordance with the Plan.

Continued Enrollment

Common Shares enrolled by a participant (other than CDS) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated in accordance with the Plan. The Common Shares acquired under the Plan for the account of the participant who has enrolled all of its Common Shares in the Plan will automatically be enrolled in the Plan.

CDS or other Nominee will provide instructions to the Agent regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS as shareholder of record, are to be reinvested under the Plan.

Common Shares purchased by a participant outside of the Plan may not be automatically enrolled in the Plan.  Participants are advised to contact the Agent to ensure such additional Common Shares are enrolled in the Plan.

Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. As of the date of the adoption of the Plan, the minimum holdings is one Common Share. The Corporation may also limit the maximum number of Common Shares that may be issued under the Plan.  If issuing Common Shares under the Plan would result in the Corporation exceeding the limit and the Corporation determines not to issue Common Shares in respect of a particular Dividend Payment Date, participants will receive from the Agent cash dividends for the dividends that are not reinvested in Common Shares (without interest or deduction thereon, except for any applicable withholding taxes). The Corporation will be under no obligation to issue Common Shares to any participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation will be under no obligation to issue Common Shares on a pro rata basis to participants under the Plan where the Corporation exceeds the maximum number of Common Shares that may be issued under the Plan. The Corporation is not required to facilitate market purchases of Common Shares for any dividends not reinvested due to a limit on the number of Common Shares issuable under the Plan.

Fees

There is no brokerage commission payable by participants with respect to Common Share purchases under the Plan and all administrative costs of the Agent will be borne by the Corporation.  A participant will be responsible for brokerage commissions on a sale of Common Shares effected by the Agent. Participants who enroll through Nominee or CDS may be subject to costs and charges by the Nominee or CDS.

The Agent

Administration of the Plan

CST Trust Company has been appointed to administer the Plan on behalf of the Corporation and the participants pursuant to the Plan and an agreement between the Corporation and the Agent. If CST Trust Company ceases to act as Agent for any reason, another successor agent will be appointed by the Corporation to act as Agent.

All funds received by the Agent under the Plan (which consist of cash dividends received from the Corporation less any applicable withholding taxes) will be applied to purchase Common Shares for Plan participants.

Dealing in Corporation Securities

The Corporation will not exercise any direct or indirect control over the price paid for Market Purchase Shares purchased under the Plan.  The Corporation will determine which Listing Market will be used by the Agent for the purposes of purchasing Market Purchase Shares. The Average Market Price after any applicable discount in respect of Treasury Purchase Shares will be made by the Corporation and the Corporation will advise the Agent.

Adherence to Regulation

The Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Agent a duty to take or refrain from taking any action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

Resignation of Agent

The Agent may resign as Agent under the Plan in accordance with the agreement between the Corporation and the Agent, in which case the Corporation will appoint another agent as the Agent. No resignation of the resigning Agent shall become effective until the successor Agent has executed an agreement accepting appointment as Agent.

Purchase of Common Shares under the Plan

Aggregation of Dividends

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and automatically used by the Agent to purchase Common Shares (including fractional Common Shares, calculated to three (3) decimal places) (the “Plan Shares”) by way of a Treasury Purchase or a Market Purchase (as defined below) as determined by the Corporation in its sole discretion, in each case in the manner specified in the Plan, on behalf of participants.

Fractional Shares

Full reinvestment is possible under the Plan as the Agent will credit to the account of each participant, on each reinvestment made under the Plan, fractional Common Shares, calculated to three (3) decimal places, for any amount that cannot be reinvested in whole Common Shares. The rounding of any fractional interest is determined by the Agent in its sole discretion. The crediting of fractional Common Shares in favor of beneficial owners who participate in the Plan through a Nominee will depend on the policies of that Nominee.

In certain events described in the Plan, a participant or its legal representative will be entitled to receive a cash payment of the value (less any applicable taxes) of any fractional Common Shares remaining in the participant’s account. Upon such payment being sent to the participant or its legal representative, the participant’s fractional Common Shares will be deemed to be cancelled.

Purchase Date

With respect to a Market Purchase, the Agent will acquire the applicable aggregate number of Market Purchase Shares, as soon as practicable after a Dividend Payment Date and in any event within three (3) trading days after the Dividend Payment Date unless otherwise directed by the Corporation.

With respect to a Treasury Purchase (as defined below), the Agent will purchase Treasury Purchase Shares from the Corporation’s treasury during the Dividend Investment Period (as defined below).

Crediting of Accounts

On the date of each Treasury Purchase or Market Purchase, the Plan Shares acquired by the Agent on such date will be credited to the accounts of the participants (or, in the case of CDS or other Nominee, credited by the Agent to CDS or such other Nominee which will each in turn credit the accounts of the applicable participants).  The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Agent on each date of acquisition, credited to each participant’s account on each such date, shall be the number of Common Shares, including fractions computed to three (3) decimal places, which is equal to the cash dividends (less any applicable withholding taxes) reinvested on behalf of such participant divided by the purchase price for the Common Shares.

Source of Plan Shares

The Plan Shares acquired by the Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (which may be issued with or without a discount to the Average Market Price) (a “Treasury Purchase”) or be Common Shares acquired on the open market through the facilities of a Listing Market (in each instance, a “Market Purchase”).

Price of Market Purchase Shares

The Corporation does not control the price of Common Shares acquired under the Plan. The Average Market Price, in the case of a Market Purchase, will be the average price paid (excluding brokerage commissions, fees and all transaction costs) per Common Share (denominated in the currency in which the Common Shares trade on the applicable stock exchange) purchased by the Agent on behalf of participants on a Listing Market for all Common Shares purchased in respect of a Dividend Payment Date under the Plan. The determination of which Listing Market to be used for purposes of Market Acquisitions will be made by the Corporation.

Price of Treasury Purchase Shares

The Average Market Price, in the case of a Treasury Purchase, at which the Agent will purchase new Common Shares will be the volume weighted average price of the Common Shares traded on a Listing Market on the five (5) trading days preceding the Dividend Payment Date, less a discount to the Average Market Price (as determined by the Corporation in its sole discretion, such discount, if any, not to exceed 5%).

Withdrawal and Disposition of Plan Shares

Withdrawal of Plan Shares

Registered shareholder participants who require a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a certificate for any number of whole Common Shares held in their account by duly completing the withdrawal portion of the statement of account and delivering it to the Agent at least five (5) business days before a record date for a Dividend Payment Date. If notice is not received by the Agent at least five (5) business days before such record date, settlement of the registered shareholder participant’s account will not commence until after the reinvestment has been completed. No certificate will be issued for a fraction of a Common Share. A certificate will generally be issued within three (3) weeks of receipt by the Agent of a participant’s written request.  A request for a certificate for whole Common Shares must be made for the greater of (i) all Common Shares held by the participant under the Plan and (ii) ten (10) Common Shares. A beneficial shareholder participant who holds Common Shares indirectly through a Nominee, should contact its Nominee where it requires a Common Share certificate.

Plan accounts are maintained in the names in which the registered shareholder participants enrolled in the Plan. Certificates for whole Common Shares withdrawn from the Plan will be registered in exactly the same manner when issued.

Any subsequent dividends paid in respect of the new certificated Common Shares will be subject to reinvestment under the Plan pursuant to the current election of the Participant, so long as the Participant remains the owner of such Common Shares. The Common Shares remaining in a Participant’s account will continue to have cash dividends reinvested pursuant to the Plan.

Disposition of Plan Shares

Plan Shares may not be sold, pledged, hypothecated, assigned or otherwise disposed of or transferred. Participants who wish to sell, transfer, pledge, hypothecate, assign, or otherwise dispose of all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in the Plan prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Plan Shares Remaining in Plan

If a participant withdraws less than all of their Plan Shares, the participation of the participant in the Plan will continue in respect of the Common Shares remaining in the Plan.

Termination of Enrollment

The following provisions apply in respect of registered shareholder participants.  Beneficial shareholders who are participants should contact their Nominee to determine the procedures for terminating their participation.

Termination by Participant

Participation in the Plan may be terminated by completing the termination portion of a participant’s statement of account and delivering it to the Agent, signed by the registered shareholder participant, at least five (5) business days before the record date for a Dividend Payment Date. If a participant wishes to sell Common Shares enrolled in the Plan, a participant must first withdraw the Common Shares from the Plan.  A participant may request the sale of all or some of the Common Shares held for his or her account pursuant to the Plan by duly completing the termination portion of the voucher on the reverse side of the statement of account and delivering it to the Agent. In this event, the Agent will sell such Common Shares through a broker-dealer designated by the Corporation from time to time. The participant will be charged a commission by the broker-dealer for the sale of the Common Shares, which commission will be deducted from the cash proceeds of the sale to be paid to the participant. Commissions charged on such sales will be charged at the customary rates charged from time to time by the broker-dealer. The proceeds of such sale, less brokerage commissions, transfer taxes and withholding taxes, if any, will be paid to the terminating participant by the Agent.

If a request for termination is received less than five (5) business days before a record date for a Dividend Payment Date, or between a record date and a Dividend Payment Date, the request will be processed within three (3) weeks after the applicable Dividend Payment Date. No terminations will be processed between a record date for a Dividend Payment Date and the completion of the period after the Dividend Payment Date in which the Agent purchases Common Shares under the Plan (the “Dividend Investment Period”).

Death of a Participant

Participation in the Plan will be terminated upon receipt by the Agent of satisfactory evidence of the death of the participant from such participant’s duly appointed legal representative.

Termination by the Corporation

The Corporation reserves the right to terminate participation in the Plan if the participant does not satisfy the minimum holding requirement set forth in the Plan.

Administration

Registration of Plan Shares and Issuance of Certificates

Common Shares issued pursuant to the Plan will be registered in the name of the Agent or its successors as agent for the registered shareholder participants. Upon termination, a participant (or the estate of a deceased participant) will receive a certificate for the whole Common Shares held in the participant’s account. The Agent does not provide cash in lieu of any whole Common Share held for participants. Requests for the issuance of a certificate to the estate of a deceased participant must be accompanied by appropriate documentation as determined by the Corporation.  Participants wishing to obtain a Common Share certificate but who do not wish to terminate participation in the Plan, may obtain a certificate by duly completing the withdrawal portion of the statement of account and delivering it to the Agent in accordance with the provisions of the Plan as set forth above in “Withdrawal and Disposition of Plan Shares.”

Statements of Account

The Agent will maintain an account only for registered shareholder participants. Where a beneficial shareholder holds Common Shares indirectly through a Nominee, the Nominee will be responsible for providing a beneficial shareholder participant with confirmation of the purchase of Common Shares under the Plan.

A statement of account will be mailed by the Agent to each registered shareholder participant after each Dividend Payment Date. The statement will set out the amount of the cash dividends paid on the registered shareholder participant’s Common Shares for the relevant period, the number of new Common Shares distributed through the Plan for the period, the dates of these purchases or issuances, the applicable purchase price per Common Share and the updated total number of Common Shares being held for the registered shareholder participant. These statements are a registered shareholder participant’s continuing record of the cost of purchases and should be kept for tax purposes as the registered shareholder participant is solely responsible for retaining such statements. In addition, each registered shareholder participant will receive the appropriate information annually for reporting dividends for tax purposes.

Liabilities of the Corporation and Agent

Neither the Corporation nor the Agent shall have any duties, responsibilities or liabilities except as are expressly set forth in the Plan, including, without limitation, any claims:

(i)
with respect to any failure by a Nominee to enrol or not enrol in the Plan any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) in accordance with the holder’s instructions or to not otherwise act upon a shareholder’s instructions;

(ii)
with respect to the continued enrollment in the Plan of any holder of Common Shares (or, as applicable, any Common Shares held on such holder’s behalf) until receipt of all necessary documentation as provided herein required to terminate participation in the Plan;

(iii)	arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of notice in writing of such death, including all necessary documentation;

(iv)
with respect to the prices and times at which Common Shares are purchased or sold on the open market for the account of or on behalf of a participant and with respect to the selection of the Listing Market for the purposes of such purchases or sales;

(v)	with respect to any decision to amend, suspend, replace or terminate the Plan in accordance with the terms hereof;

(vi)
with respect to any determination made by the Corporation or the Agent regarding a shareholder’s eligibility to participate in the Plan or any component thereof, including the cancellation of a shareholder’s participation for failure to satisfy eligibility requirements; or

(vii)	with respect to any taxes or other liabilities payable by a shareholder in connection with its Common Shares or its participation in the Plan.

Right to Deny Participation

The Corporation may deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if the Corporation deems it advisable under any laws or regulations. The Corporation reserves the right to deny participation in the Plan, and to not accept an Enrollment Form from, any person or agent of such person who appears to be, or who the Corporation has reason to believe is, subject to the laws of any jurisdictions which does not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

Miscellaneous

Voting of Plan Shares

Whole Common Shares held under the Plan by the Agent for a participant’s account under the Plan are voted in the same manner as Common Shares held in certificated form.  Participants will be provided with meeting materials in respect of Common Shares held for the participant’s account in accordance with the requirements of securities laws applicable to the Corporation.  Common Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Common Shares held for a participant’s account under the Plan.

Common Share Dividends, Share Splits and Consolidations

Any Common Share dividend (i.e. a dividend paid by the Corporation in the form of Common Shares) and any Common Shares resulting from a share split will be credited to the participant’s account based on the whole and fractional Common Shares being held for the participant in the Plan. In the event of a consolidation of the Common Shares, the number of Common Shares credited to a registered shareholder participant’s account will be adjusted to account for the effect of such consolidation on the Common Shares. Certificates for Common Shares resulting from a Common Share dividend or share split or a replacement of certificates for Common Shares as a result of a consolidation of Common Shares, on any Common Shares held in certificated form by a participant, will be delivered to the participant in the same manner as to holders of Common Shares who are not participating in the Plan.

Amendment, Suspension or Termination of the Plan

The Corporation reserves the right to amend, suspend or terminate the Plan at any time, in its sole discretion, but such action shall have no retroactive effect that would prejudice the interests of the participants. All amendments to the Plan will be subject to the prior approval of a Listing Market. All participants will be (i) sent written notice or (ii) informed by way of news release or posting to the website of the Corporation of any such amendment, suspension or termination. In the event of a termination of the Plan by the Corporation, certificates for whole Common Shares and payments for fractional Common Shares will be made in accordance with the provisions of the Plan previously described in “Withdrawal and Disposition of Plan Shares” and “Termination of Enrollment”. In the event of suspension of the Plan by the Corporation, no investment will be made by the Agent during the Dividend Investment Period immediately following the effective date of such suspension. Any dividends on the Common Shares subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the participants (without interest or deduction thereon except applicable withholding taxes, if any).

Assignment

A holder of Common Shares may not assign the holder’s right to participate in the Plan.

Rules

The Corporation may make rules and regulations from time to time to facilitate the administration of the Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable to ensure the efficient and equitable operation of the Plan.

Governing Law

The Plan will be governed by and construed in accordance with the laws of the province of British Columbia and the federal laws of Canada applicable therein.

Notices and Correspondence

All notices or other documents required to be given to participants under the Plan, including certificates for Common Shares and checks, shall be mailed to participants who are registered holders of Common Shares at their addresses as shown in the register of shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

BY PHONE:	Toll free in North America: 1-800-387-0825

Toronto: 416-682-3860

BY FAX:	1-888-249-6189

BY EMAIL:	inquiries@canstockta.com

WEBSITE:	www.canstockta.com

BY MAIL:
CST Trust Company
P.O. Box 700
Station B
Montreal, Quebec H3B 3K3

Effective Date

The effective date of this Plan is March 20, 2014.

INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following summary of tax consequences is of a general nature only and is not intended to be legal or tax advice to any particular Plan participant.  It is the responsibility of Plan participants to consult their own tax advisors with respect to the tax consequences of participating in the Plan, including those tax considerations applicable in their country of residence.

Certain Canadian Federal Income Tax Considerations

The following is a general summary, as of March 20, 2014, of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) and the Income Tax Regulations (the “Regulations”) generally applicable to a Participant (a “Specified Participant”) who acquires Common Shares pursuant to the Plan and that, at all relevant times, for purposes of the Tax Act, (i) deals at arm’s length with and is not affiliated with the Corporation and (ii) holds all Common Shares, and will hold any Common Shares issued pursuant to the Plan, as capital property.

The Common Shares will generally constitute capital property to a Specified Participant unless such Common Shares are held in the course of carrying on a business of buying and selling securities or were acquired in a transaction considered to be an adventure or concern in the nature of trade. Certain Specified Participants who are residents of Canada for purposes of the Tax Act and whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Common Shares and every “Canadian security” (as defined in the Tax Act) owned by such Specified Participant in the taxation year of the election and in all subsequent taxation years be deemed to be capital property. Such Specified Participants should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

This summary is not applicable to a Specified Participant: (i) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act; (ii) that is a “specified financial institution” as defined in the Tax Act; (iii) who has acquired any of his or her Common Shares upon the exercise of an employee stock option; (iv) an interest in which is a “tax shelter investment” as defined under the Tax Act, (v) that has elected to report its “Canadian tax results” in a “functional currency” other than Canadian currency, as each of those terms is defined in the Tax Act; or (vii) that has entered or will enter into a “derivative forward agreement” with respect to his or her Common Shares, as defined in the Tax Act. Such Specified Participants should consult their own tax advisors.

Additional considerations, not discussed herein, may be applicable to a Specified Participant that is a corporation resident in Canada and is, or becomes, controlled by a non-resident corporation for purposes of the “foreign affiliate dumping” rules in Section 212.3 of the Tax Act. Such Specified Participants should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the Regulations in force as of March 20, 2014, specific proposals to amend the Tax Act and the Regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to such date (the “Tax Proposals”), and the current published administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”). This summary assumes that the Tax Proposals will be enacted in the form proposed and does not otherwise take into account or anticipate any changes in law or administrative practices, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations discussed herein. No assurance can be given that the Tax Proposals will be enacted as proposed or at all, or that legislative, judicial or administrative changes will not modify or change the statements expressed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular participant under the Plan. This summary is not exhaustive of all Canadian federal income tax considerations that may be applicable to participants. Accordingly, participants should consult their own tax advisers with respect to the tax consequences applicable to them having regard to their own particular circumstances.

Residents of Canada

This portion of the summary is generally applicable to a Specified Participant who, at all relevant times, for purposes of the Tax Act, is resident in Canada, or is deemed to be resident in Canada (a “Canadian Participant”).

Dividends

The reinvestment of dividends under the terms of the Plan will not relieve a Canadian Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Canadian Participant who participates in the Plan will be treated for tax purposes as having received, on each Dividend Payment Date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Canadian Participant from a taxable Canadian corporation. For example, in the case of a Canadian Participant who is an individual (including certain trusts), such dividends will be subject to the normal gross-up and dividend tax credit rules applicable to taxable dividends received by an individual from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit for “eligible dividends” properly designated as such by the Corporation. The fact that cash dividends are reinvested pursuant to the Plan will not affect the status of any dividend as an “eligible dividend” for purposes of the Act.

In the case of a Canadian Participant that is a corporation, such dividends will be included in computing the corporation’s income and generally will be deductible in computing its taxable income. A “private corporation” (as defined in the Tax Act), or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on such dividends to the extent such dividends are deductible in computing the corporation’s taxable income.

Acquisition of Common Shares at a Discount

The Corporation may, in its sole discretion, permit the issuance of Common Shares under the Plan pursuant to a Treasury Acquisition at a discount of up to (but not exceeding) 5% of the Average Market Price (the “Discounted Average Market Price”). Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Canadian Participant at the Discounted Average Market Price should not result in a taxable benefit for purposes of the Act.

Capital Gains and Losses

A Canadian Participant should not realize any taxable income, gain or loss under the Tax Act when the Participant receives share certificates for whole Common Shares previously credited to the Participant’s account under the Plan, either upon the Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.

A Canadian Participant who disposes of or is deemed to have disposed of Common Shares acquired pursuant to the Plan (including on the disposition of a fraction of a Common Share in consideration for cash upon termination of participation in the Plan or upon termination of the Plan) will generally realize a capital gain (or incur a capital loss) equal to the amount by which the proceeds of disposition of such Common Shares exceed (or are exceeded by) the aggregate of the adjusted cost base of such Common Shares immediately before the disposition or deemed disposition and any reasonable expenses associated with the disposition or deemed disposition. For purposes of determining the amount of any capital gain (or loss) which may result from the disposition of such Common Shares, the adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares owned and acquired by the Canadian Participant, whether acquired through reinvesting dividends pursuant to the Plan or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant’s account pursuant to the Plan will be equal to the Average Market Price (taking into account any Discount) of such Common Share, calculated in accordance with Section 8.0 of the Plan.

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on a disposition of Common Shares acquired pursuant to the Plan in a taxation year will be included in the such Canadian Participant’s income for the year and one-half of any capital loss (an “allowable capital loss”) realized by a Canadian Participant on a disposition of Common Shares acquired pursuant to the Plan in a taxation year must be deducted against taxable capital gains realized in the year to the extent and in the circumstances specified in the Tax Act. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back up to three taxation years or carried forward indefinitely and deducted against net taxable capital gains in those other years, to the extent and in the circumstances specified in the Tax Act.

If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a Common Share may be reduced by the amount of certain dividends received or deemed to be received by the corporation on the share to the extent and under circumstances specified by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, or where a corporation, partnership or trust is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Additional Refundable Tax on Corporations

A Canadian Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on certain investment income, including amounts in respect of net taxable capital gains, interest and dividends or deemed dividends not deductible in computing taxable income.

Minimum Tax on Individuals

Capital gains realized and dividends received or deemed to be received by individuals and certain trusts may give rise to minimum tax under the Tax Act.

Termination of Participation

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant may receive a cash payment in respect of any fractional Common Shares remaining in the Canadian Participant’s account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Tax Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. Any deemed dividend would be treated in the manner described above under the heading “Certain Canadian Federal Income Tax Considerations – Residents of Canada – Dividends” and any capital gain would be treated in the manner described above under the heading “Certain Canadian Federal Income Tax Considerations – Residents of Canada – Capital Gains and Losses”.

Non-Residents of Canada

This portion of the summary is generally applicable to a Specified Participant who, at all relevant times, for the purposes of the Tax Act, (i) is not and is not deemed to be resident in Canada; and (ii) does not use or hold and is not deemed to use or hold Common Shares in a business carried on in Canada. Special rules, which are not discussed in this summary, may apply to a Non-Resident Participant that is an insurer that carries on an insurance business in Canada and elsewhere.

Dividends

The reinvestment of dividends under the terms of the Plan will not relieve a Non-Resident Participant from any liability for income taxes that may otherwise be payable on such amounts. In this regard, a Non-Resident Participant who participates in the Plan will be treated for tax purposes as having received, on each Dividend Payment Date, a taxable dividend equal to the amount of the dividend payable on such date, which dividend will be subject to the same tax treatment accorded to taxable dividends received by the Non-Resident Participant from a taxable Canadian corporation.

Any dividends paid or credited to the Agent in respect of a Non-Resident Participant's Common Shares will be subject to a non-resident withholding tax for Canadian income tax purposes. Under the Tax Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of any income tax treaty between Canada and the country in which the Non-Resident Participant is resident. For example, in the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Tax Convention, 1980 (the “Canada-US Treaty”) and who is entitled to the benefits in accordance with the provisions of the U.S. Treaty, the rate of withholding tax on dividends will generally be reduced to 15%. Dividends paid on the Common Shares to a Non-Resident Participant will be reduced by any such applicable Canadian withholding tax before reinvestment in Common Shares under the Plan.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Acquisition of Common Shares at a Discount

As described above under “Residents of Canada”, the Corporation may, in its sole discretion, permit the issuance of Common Shares under the Plan pursuant to a Treasury Acquisition at a Discounted Average Market Price. Pursuant

to the administrative position of the CRA, the acquisition of a Common Share by a Non-Resident Participant at the Discounted Average Market Price should not result in a taxable benefit for purposes of the Act.

Capital Gains and Losses

A Non-Resident Participant should not realize any taxable income, gain or loss under the Tax Act when the Participant receives share certificates for whole Common Shares previously credited to the Participant’s account under the Plan, either upon the Participant’s request, upon termination of participation in the Plan or upon termination of the Plan.

A Non-Resident Participant will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Participant on a disposition of Common Shares acquired pursuant to the Plan (including upon the disposition of a fractional Common Share), unless such Common Shares are “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Participant at the time of disposition and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty. Generally, a Common Share owned by a Non-Resident Participant will not be taxable Canadian property of the Non-Resident Participant at a particular time provided that the Common Shares are listed on a “designated stock exchange” (as defined in the Tax Act) (which currently includes the Listing Market) at that time unless at any time during the 60 month period preceding such time the following two (2) conditions have been met concurrently: (i) the Non-Resident Participant, persons with whom the Non-Resident Participant does not deal at arm’s length, or the Non-Resident Participant together with all such persons, owned 25% or more of the shares of any class or series of the Corporation, and (ii) more than 50% of the fair market value of such Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties,” “timber resource properties” (each as defined in the Tax Act), or an option in respect of, or interests in, or for civil Law rights in, any such properties, whether or not such property exists. Pursuant to Proposed Amendments, the ownership test will include shares held by a partnership in which the Non-Resident Holder or any non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a Common Share could be deemed to be taxable Canadian property of the Non-Resident Participant. Non-Resident Participants who hold, or may hold, Common Shares as taxable Canadian property should consult their own tax advisors.

Even if the Common Shares are taxable Canadian property to a Non-Resident Participant at a particular time, such Participant may be exempt from tax on any capital gain realized on the disposition of such shares by virtue of an applicable income tax treaty or convention to which Canada is a signatory. In the case of a Non-Resident Participant that is a resident of the United States for purposes of the Canada-US Treaty and that is entitled to benefits in accordance with the provisions of the Canada-US Treaty, any gain realized by the Non-Resident Participant on a disposition of Common Shares acquired pursuant to the Plan that would otherwise be subject to tax under the Tax Act will generally be exempt pursuant to the U.S. Treaty provided that the value of such shares is not derived principally from real property situated in Canada at the time of disposition.

In circumstances where a Common Share acquired pursuant to the Plan constitutes or is deemed to constitute taxable Canadian property of the Non-Resident Participant, any capital gain that would be realized on the disposition of such Common Share that is not exempt from tax under the Tax Act pursuant to an applicable income tax treaty generally will be subject to the same Canadian tax consequences discussed above for a Canadian-Resident Participant under the headings “Certain Canadian Federal Income Tax Considerations – Residents of Canada – Capital Gains and Losses”.

Termination of Participation

When a Non-Resident Participant’s participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant may receive a cash payment in respect of any fractional Common Shares remaining in the Non-Resident Participant’s account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital (within the meaning of the Tax Act) in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. Any deemed dividend would be subject to Canadian withholding tax as described above under the heading “Certain Canadian Federal Income Tax Considerations – Non-Residents of Canada –

Dividends” and any capital gain would be treated in the manner described above under the heading “Certain Canadian Federal Income Tax Considerations – Non-Residents of Canada – Capital Gains and Losses”.

Material United States Federal Income Tax Considerations

The following summary describes material U.S. federal income tax consequences which may be applicable to a U.S. Holder (as defined below) of Common Shares that participates in the Plan (as used in this section, a “U.S. Participant”). As used in this section, the term “U.S. Holder” means a beneficial owner of a Common Share that is (i) a citizen or individual resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation or other entity taxable as a corporation organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (1) the administration of which is subject to the primary supervision of a court within the United States and one (1) or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of Common Shares, the U.S. federal income tax treatment of an owner or partner generally will depend upon the status of such owner or partner and upon the activities of the pass-through entity. Any owner or partner of a pass-through entity holding Common Shares is urged to consult its own tax advisor.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions, existing and proposed U.S. Treasury regulations, the Canada-US Treaty and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a U.S. Participant that are materially different from those described below. No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

This summary does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of such U.S. Holder's particular circumstances and only addresses U.S. Holders that hold Common Shares as capital assets within the meaning of Section 1221 of the Code.  Furthermore, this summary does not address the U.S. federal income tax considerations applicable to U.S. Holders subject to special rules, such as (i) certain financial institutions, real estate investment trusts, regulated investment companies or insurance companies; (ii) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (iii) traders in securities that elect to use a mark-to-market method of accounting; (iv) dealers in securities or currencies; (v) persons holding Common Shares in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction; (vi) persons that own directly, indirectly or constructively 10% or more, by voting power, of the outstanding equity interests of the Corporation; (vii) persons that acquired the Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons subject to the alternative minimum tax; and (x) U.S. expatriates.  In addition, this discussion does not include any description of any estate and gift tax consequences, or the tax laws of any state, local, non-U.S. or other government that may be applicable.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Shares.  Holders of Common Shares are urged to consult their tax advisors with respect to the U.S. federal, state and local tax consequences, the non-U.S. tax consequences and the non-tax consequences of the acquisition, ownership and disposition of Common Shares.

Acquisition of Common Shares Pursuant to the Plan

The following discussion is applicable except to the extent that the rules relating to passive foreign investment companies (“PFICs”) (discussed below in “Passive Foreign Investment Company Status”) apply and provide otherwise.

If a U.S. Participant acquires Common Shares through a Treasury Acquisition, such U.S. Participant will be treated, for U.S. federal income tax purposes, as receiving a distribution in an amount equal to the sum of (i) the fair market value of Common Shares so acquired and (ii) the U.S. dollar amount of any Canadian taxes withheld with respect to the distribution. A U.S. Participant’s tax basis for Common Shares so acquired generally will equal the fair market value of such Common Shares on the Dividend Payment Date, and such U.S. Participant’s holding period for the Common Shares will begin on the day after the Dividend Payment Date.

If a U.S. Participant acquires Common Shares through a Market Acquisition, such U.S. Participant will be treated, for U.S. federal income tax purposes, as receiving a distribution for U.S. federal income tax purposes in an amount equal to sum of (i) the cash dividend paid by the Corporation (without reduction for any Canadian tax withheld from such dividend) and (ii) any brokerage commissions or other related charges paid by the Corporation that are allocable to the Agent’s purchase of Common Shares on behalf of such U.S. Participant.  The amount of such distribution to a U.S. Participant (reduced by any Canadian tax withheld from such distribution) will be such U.S. Participant’s tax basis in the Common Shares purchased.  A U.S. Participant’s holding period for these Common Shares will begin on the day following the date of purchase.

A U.S. Holder that does not participate in the Plan, and that continues to receive cash dividends, will be treated as receiving a distribution equal to the sum of (i) the amount of cash received, and (ii) the U.S. dollar amount of any Canadian taxes withheld with respect to the distribution.

The distribution received or deemed received pursuant to the Plan will be includible in income by a U.S. Participant as dividend income to the extent such distribution is paid out of the current or accumulated earnings and profits of the Corporation as determined under U.S. federal income tax principles.  Dividends will not be eligible for the dividends received deduction generally allowed to a U.S. corporation on dividends received from a domestic corporation.  Any portion of the distribution in excess of the Corporation’s current and accumulated earnings and profits will first be treated as a tax-free return of capital to the extent of a U.S. Participant’s adjusted tax basis in its Common Shares and will be applied against and reduce such basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of Common Shares).  To the extent that such distribution exceeds the U.S. Participant’s adjusted tax basis, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such U.S. Participant’s holding period in its Common Shares exceeds one (1) year as of the date of the distribution and otherwise will be short-term capital gain.  The Corporation does not intend to maintain calculations of earnings and profits in a manner necessary to enable U.S. Participants to determine the extent to which a distribution would be treated as a dividend. Each U.S. Participant should therefore assume that any distribution by the Corporation with respect to the Common Shares will constitute dividend income.

If, as expected, Common Shares are readily tradable on an established U.S. securities market within the meaning of the Code or (if Common Shares are not so tradable) if the Corporation is eligible for benefits under the Canada-US Treaty, and if certain holding period and other requirements (including a requirement that the Corporation is not a PFIC in the year of the dividend or the preceding year) are met, dividends received by non-corporate U.S. Participants will be “qualified dividend income” to such U.S. Participants.  Qualified dividend income received by a non-corporate U.S. Participant (including an individual) from the Corporation will be subject to U.S. federal income tax at preferential rates (currently at a maximum rate of 20% plus a Medicare contribution tax discussed below in “Additional Tax on Passive Income”).

Withdrawal, Termination and Disposition of Common Shares

A U.S. Participant will not realize any taxable income upon withdrawal from or termination of the Plan for the whole Common Shares credited to the U.S. Participant’s account.  A U.S. Participant will generally recognize gain or loss upon the sale or exchange of Common Shares and upon receipt of cash payments for fractional shares credited to such U.S. Participant’s account upon withdrawal from or termination of the Plan.  The amount of such gain or loss will be equal to the difference (if any) between (i) the U.S. dollar value of the amount realized for Common Shares or fraction thereof and (ii) the U.S. Participant’s adjusted tax basis in the Common Shares.  Subject to the PFIC rules described below in “Passive Foreign Investment Company Status,” such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Participant’s holding period for the Common Shares is more than one year at the time of the sale or exchange.  Capital gains of non-corporate taxpayers on assets held for more than one year are generally subject to preferential rates.  The deductibility of capital losses is subject to limitations.  Any gain or loss recognized by a U.S. Participant will generally be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company Status

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income.  For this purpose, “passive income” generally includes, among other things, interest, dividends, rents, royalties, certain gains from the sale of stock and securities and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a non-U.S. corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of a trade or business.

Based on the nature of its anticipated income, assets and activities, the Corporation currently anticipates that it will qualify for the active commodities business exclusion and that it will not be treated as a PFIC for the current taxable year or in the foreseeable future. However, the determination as to whether the Corporation is a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, including the active commodities exclusion, which are subject to differing interpretations, and is not determinable until after the end of such taxable year. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by the Corporation concerning its PFIC status or that the Corporation will not be a PFIC for any taxable year.

If the Corporation were classified as a PFIC, for any year during which a U.S. Participant owns Common Shares (regardless of whether the Corporation continues to be a PFIC), the U.S. Participant would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Participant makes an election to be taxed under an alternative regime.

Certain elections may be available to a U.S. Participant if the Corporation were classified as a PFIC.  The Corporation will provide U.S. Participants with information concerning the potential availability of such elections if the Corporation determines that it is or will become a PFIC.

Foreign Currency Gains

If taxable dividends with respect to Common Shares are treated as paid in Canadian dollars, such dividends will be included in the gross income of a U.S. Participant as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the dividend, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If a U.S. Participant receives Canadian dollars upon the sale, exchange or other taxable disposition of Common Shares, the amount realized by such U.S. Participant will generally be based on the U.S. dollar value of the Canadian dollars received on the settlement date of the disposition.  If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Participant will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any U.S. Participant that receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that will be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes.

Foreign Tax Credits

Any Canadian tax withheld with respect to distributions on, or proceeds from disposition of, Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Participant’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Common Shares will be foreign-source income and will be “passive category income” or “general category income” for purposes of computing the foreign tax credit allowable to a U.S.

Participant, and gain recognized on the sale of Common Shares will generally be treated as U.S. source for such purposes. Because of the complexity of those limitations, each U.S. Participant should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Additional Tax on Passive Income

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, dividends on, and capital gains from the sale or other taxable disposition of, the Common Shares, subject to certain limitations and exceptions.

U.S. Information Reporting and Backup Withholding

Under some circumstances, a U.S. Holder may be subject to U.S. information reporting and backup withholding tax on distributions paid on Common Shares or from the disposition of Common Shares. Information reporting and backup withholding will not apply, however, to a U.S. Holder that is a corporation or is otherwise exempt from information reporting and backup withholding and, when required, demonstrates this fact. Backup withholding also will not apply to a U.S. Holder that furnishes a correct taxpayer identification number and certifies on a Form W-9 or successor form, under penalty of perjury, that it is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that fails to provide the correct taxpayer identification number on Form W-9 or any successor form may be subject to penalties imposed by the IRS. Backup withholding, currently at a 28 % rate, is not an additional tax, and any amount withheld under these rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability if the required information is timely furnished to the IRS.

DESCRIPTION OF COMMON SHARES TO BE REGISTERED

The Corporation is authorized to issue an unlimited number of Common Shares. As of March 17, 2014, 357,396,778 Common Shares were issued and outstanding. Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Corporation’s board of directors at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro rata basis with the holders of Common Shares with respect to dividends or liquidation. There is currently no other series or class of shares outstanding which ranks senior in priority to the Common Shares. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

	TORONTO STOCK EXCHANGE		NEW YORK STOCK EXCHANGE

	High	Low	High	Low
	(CDN$ per share)		(US$ per share)

2009
Full Year	18.20	6.57	17.32	5.31
2010
Full Year	41.27	14.53	40.85	13.57
2011
Full Year	44.92	28.37	46.91	27.45
2012
First Quarter	39.69	30.88	39.90	30.10
Second Quarter	33.44	23.38	33.68	23.24
Third Quarter	39.08	25.84	39.91	25.33

	TORONTO STOCK EXCHANGE		NEW YORK STOCK EXCHANGE

	High	Low	High	Low
	(CDN$ per share)		(US$ per share)

Fourth Quarter	41.09	34.39	41.14	34.49
Full Year	41.09	23.38	41.14	23.24
2013
First Quarter	37.13	30.94	37.18	30.20
Second Quarter	31.32	18.59	20.81	17.78
Third Quarter	29.89	19.95	28.42	18.88
Fourth Quarter	25.70	20.65	24.59	19.41
Full Year	37.13	18.59	37.18	17.78
Last six months
September 2013	28.17	25.24	26.87	24.08
October 2013	25.70	22.90	24.59	22.03
November 2013	23.40	21.53	22.39	20.41
December 2013	22.33	20.65	20.50	19.41
January 2014	25.07	22.09	22.62	20.37
February 2014	28.79	23.92	25.95	21.56
March 2014 (through March 19, 2014)	29.63	27.82	26.72	25.05

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

SEC registration fee	US$59,268

Legal fees and expenses*	US$73,001

Accounting fees and expenses*	US$13,530

Blue Sky fees	US$0

TSX and NYSE listing fees	US$180,775

Printing and mailing expenses	US$10,000

Total	US$336,574

* Estimated

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Corporation pursuant to the applicable provisions of the Business Corporations Act (Ontario) and our by-laws, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

The validity of the Common Shares being offered by this prospectus will be passed upon for us by Cassels Brock & Blackwell LLP, Vancouver, British Columbia. Cassels Brock & Blackwell LLP have, in addition, reviewed the statements made herein as to matters of Canadian tax law and as to the enforceability in Canada of liabilities under the federal securities laws of the United States. Certain legal matters in connection with this prospectus relating to United States tax law will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The scientific and technical information for the Corporation’s mineral projects on a property material to the Corporation included in or incorporated by reference into our Annual Report on Form 40-F and incorporated by reference herein, other than for the Salobo Mine, was sourced by the Corporation from the following SEDAR (www.sedar.com) filed documents:

a.	Peñasquito – Goldcorp Inc.’s (“Goldcorp”) annual information form filed on March 1, 2013;
b.	San Dimas – Primero Mining Corp.’s (“Primero”) annual information form filed on April 2, 2013;
c.	Pascua-Lama – Barrick Gold’s (“Barrick”) annual information form filed on March 28, 2013 and management discussion and analysis filed on February 14, 2013; and
d.	777 – Hudbay Mineral’s (“Hudbay”) annual information form filed on March 28, 2013.

A summary of the information sourced from the annual information forms of Hudbay, Primero, Goldcorp and Barrick is contained in our annual information form incorporated by reference into our Annual Report on Form 40-F under “Technical Information – Further Disclosure Regarding Mineral Projects on Material Properties – 777 Mine, Canada, – San Dimas Mines, Mexico, – Peñasquito Mine, Mexico, – Pascua-Lama Project, Border of Chile and Argentina”, respectively. Neil Burns, M.Sc., P.Geo., Vice President, Technical Services and Samuel Mah, M.A.Sc., P.Eng., Senior Director, Project Evaluations, are the qualified persons as defined by NI 43-101 in connection with the Mineral Reserve and Mineral Resource estimates and the scientific and technical information for the 777 Mine, the San Dimas Mines, the Peñasquito Mine and the Pascua-Lama Project contained in our annual information form incorporated by reference into our Annual Report on Form 40-F.

Christopher Jacobs, CEng MIMMM, Vice President and Mining Economist, Micon International Ltd., James Turner, BSc (Hons) MSc CEng MIMMM, Senior Mineral Process Engineer, Micon International Ltd., Barnard Foo, P. Eng., M. Eng., MBA, Senior Mining Engineer, Micon International Ltd. and Jason Ché Osmond, FGS, C.Geol, EurGeol, Senior Geologist, Micon International Ltd. prepared a technical report in accordance with NI 43-101 entitled “Technical Report on the Mineral Reserves and Mineral Resources of the Salobo Copper-Gold Mine Carajás, Pará State, Brazil” dated March 19, 2013. A copy of the Salobo Report is available under the Corporation’s profile on SEDAR at www.sedar.com and a summary of the Salobo Report is contained in our annual information form incorporated by reference into our Annual Report on Form 40-F under the heading “Description of the Business – Salobo Mine, Brazil”.

The aforementioned firms or persons held no securities of the Corporation or of any associate or affiliate of the Corporation when they prepared the reports, the mineral reserve estimates or the mineral resource estimates referred to above, or following the preparation of such reports or estimates and did not receive any direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation of such reports or estimates, other than Neil Burns and Samuel Mah, who together hold less than 1% of the Common Shares. None of the aforementioned persons are currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation, other than Neil Burns and Samuel Mah who are employees of the Corporation.

The Corporation’s consolidated financial statements incorporated in this Prospectus by reference from the Corporation’s Annual Report on Form 40-F, and the effectiveness of the Corporation’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Section 136 of the Business Corporations Act (Ontario) as amended, provides, in part, as follows:

(1) A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity.

Advance of Costs

(2) A corporation may advance money to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in subsection (1), but the individual shall repay the money if the individual does not fulfil the conditions set out in subsection (3).

Limitation

(3) A corporation shall not indemnify an individual under subsection (1) unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request.

Same

(4) In addition to the conditions set out in subsection (3), if the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, the corporation shall not indemnify an individual under subsection (1) unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Derivative Actions

(4.1) A corporation may, with the approval of a court, indemnify an individual referred to in subsection (1), or advance moneys under subsection (2), in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favour, to which the individual is made a party because of the individual’s association with the corporation or other entity as described in subsection (1), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfils the conditions set out in subsection (3).

Right to Indemnity

(4.2) Despite subsection (1), an individual referred to in that subsection is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defence of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described in subsection (1), if the individual seeking an indemnity,

(a)	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done; and

(b)	fulfils the conditions set out in subsections (3) and (4).

Insurance

(4.3) A corporation may purchase and maintain insurance for the benefit of an individual referred to in subsection (1) against any liability incurred by the individual,

(a)	in the individual’s capacity as a director or officer of the corporation; or

(b)	in the individual’s capacity as a director or officer, or a similar capacity, of another entity, if the individual acts or acted in that capacity at the corporation’s request.

Application to Court

(5) A corporation or a person referred to in subsection (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

Idem

(6) Upon an application under subsection (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

Article 6 of By-Law No. 2 of the Corporation provides as follows:

Protection of Directors, Officers and Others

6.03 Limitation of Liability. Except as otherwise provided in the Act, no director or officer for the time being of the Registrant shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee or for joining in any receipt or act for conformity or for any loss, damage or expense happening to the Registrant through the insufficiency or deficiency of title to any property acquired by the Registrant or for or on behalf of the Registrant or for the insufficiency or deficiency of any security in or upon which any of the moneys of or belonging to the Registrant shall be placed out or invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any persons, firm or corporation including any person, firm or corporation with whom or which any moneys, securities or effects shall be lodged or deposited for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Registrant or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto unless the same shall happen by or through his failure to exercise the powers and to discharge the duties of his office honestly, in good faith and in the best interests of the Registrant and in connection therewith to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The directors for the time being of the Registrant shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Registrant, except such as shall have been submitted to and authorized or approved by the board. If any director or officer of the Registrant shall be employed by or shall perform services for the Registrant otherwise than as a director or officer or shall be a member of a firm or a shareholder, director or officer of a company which is employed by or performs services for the Registrant, the fact of his being a director or officer of the Registrant shall not disentitle such director or officer or such firm or company, as the case may be, from receiving proper remuneration for such services.

6.04 Indemnity. Subject to the limitations contained in the Act, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity, if

(a)
the individual acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant’s request;

(b)
in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful; and

(c)	a court or other competent authority has not judged that the individual has committed any fault or omitted to do anything that the individual ought to have done.

The Registrant shall also indemnify such person in such other circumstances as the Act permits or requires.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 9.	Exhibits

Item	Exhibit
4.1	Dividend Reinvestment Plan, dated March 20, 2014.
5.1	Opinion of Cassels Brock & Blackwell LLP as to the legality of the securities being registered.
8.1	Opinion of Cassels Brock & Blackwell LLP regarding Canadian tax matters (contained in Exhibit 5.1).
8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.
23.1	Consent of Deloitte LLP.
23.2	Consent of N. Burns.
23.3	Consent of S. Mah.
23.4	Consent of J. Turner.
23.5	Consent of B. Foo.
23.6	Consent of J. Che Osmond
23.7	Consent of C. Jacobs
23.8	Consent of Cassels Brock & Blackwell LLP (contained in Exhibit 5.1).
23.9	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).

Item 10.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

C.
Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
If the Registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

A.
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on March 20, 2014.

SILVER WHEATON CORP.

By:	/s/ Randy V. J. Smallwood
Name: Randy V. J. Smallwood
Title: President and Chief Executive Officer

By:	/s/ Gary D. Brown
Name: Gary D. Brown
Title: Senior Vice President and Chief Financial Officer

SIGNATURES WITH RESPECT TO SILVER WHEATON CORP.

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Randy V.J. Smallwood and Gary D. Brown, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments, including any post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Douglas M. Holtby	Chairman of the Board	March 20, 2014
Douglas M. Holtby	of Directors

/s/ Randy V. J. Smallwood	President & Chief Executive Officer	March 20, 2014
Randy V. J. Smallwood	and Director (Principal Executive Officer)

/s/ Gary D. Brown	Senior Vice-President	March 20, 2014
Gary D. Brown	& Chief Financial Officer (Principal Financial Officer)

/s/ Lawrence I. Bell	Director	March 20, 2014
Lawrence I. Bell

/s/ George L. Brack	Director	March 20, 2014
George L. Brack

/s/ John A. Brough	Director	March 20, 2014
John A. Brough

/s/ R. Peter Gillin	Director	March 20, 2014
R. Peter Gillin

/s/ Chantal Gosselin	Director	March 20, 2014
Chantal Gosselin

/s/ Eduardo Luna	Director	March 20, 2014
Eduardo Luna

/s/ Wade D. Nesmith	Director	March 20, 2014
Wade D. Nesmith

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of Silver Wheaton Corp. in the United States, on March 20, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

INDEX TO EXHIBITS

Item	Exhibit
4.1	Dividend Reinvestment Plan, dated March 20, 2014.
5.1	Opinion of Cassels Brock & Blackwell LLP as to the legality of the securities being registered.
8.1	Opinion of Cassels Brock & Blackwell LLP regarding Canadian tax matters (contained in Exhibit 5.1).
8.2	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding U.S. tax matters.
23.1	Consent of Deloitte LLP.
23.2	Consent of N. Burns.
23.3	Consent of S. Mah.
23.4	Consent of J. Turner.
23.5	Consent of B. Foo.
23.6	Consent of J. Che Osmond
23.7	Consent of C. Jacobs
23.8	Consent of Cassels Brock & Blackwell LLP (contained in Exhibit 5.1).
23.9	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (contained in Exhibit 8.2).
24.1	Powers of Attorney (included on the signature page to this Registration Statement).